First Mortgage Corporation

                    Notes to Financial Statements (continued)

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                                  Exhibit 11.1
                           First Mortgage Corporation

                        Computation of Per Share Earnings

                        Three Years Ended March 31, 1997


                                            Year ended March 31
                                             1997       1996        1995
Primary earnings (loss) per share:
 Shares used in computing
  primary earnings per share:
   Weighted average shares outstanding        5,872,596  5,882,966  5,946,681
   Effect of stock options
    treated as equivalents under
    the treasury stock method                     1,335      7,131          -
Total                                         5,873,931  5,890,097  5,946,681
Net income (loss)                            $1,115,000 $2,569,000  $(548,000)
Earnings (loss) per share                          $.19       $.44      $(.09)

Fully diluted earnings
 (loss) per share:
 Shares used in computing fully
  diluted earnings per share:
   Weighted average shares outstanding        5,872,596  5,882,966  5,946,681
   Effect of stock options
    treated as equivalents under
    the treasury stock method                     1,335      7,131          -
Total                                         5,873,931  5,890,097  5,946,681
Net income (loss)                            $1,115,000 $2,569,000  $(548,000)
Earnings (loss) per share                          $.19       $.44      $(.09)


